Exhibit 99.1

Contact:
--------
Diane Bjorkstrom
Chief Financial Officer
408-982-8593
dbjorkstrom@tvia.com

FOR IMMEDIATE RELEASE
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        TVIA, INC. COMPLETES $11.9 MILLION COMMON STOCK PRIVATE PLACEMENT

SANTA CLARA, CALIFORNIA - August 28 2006 - Tvia, Inc. (NASDAQ SmallCap: TVIA), a leading provider of digital display processors for advanced flat-panel TVs, broadcast digital DVRs, consumer display and monitor products, today announced that the private placement of 4,770,000 newly-issued shares of common stock to selected institutional investors has been fully funded as of August 25, 2006 for gross proceeds of approximately $11.9 million, before placement fees and offering expenses. The shares were priced at $2.50 per share.

          As part of the transaction, investors will receive five year warrants to purchase, in the aggregate, 1,669,500 additional shares of common stock with an exercise price of $3.50 per share, subject to adjustment in certain circumstances. The warrants will not be exercisable until six months following the closing date of the transaction. The warrants include a cashless exercise feature under certain circumstances when there is not an effective registration statement available for the resale of the shares of common stock issuable upon exercise of the warrants. Once exercisable, the warrants will be subject to call at Tvia's option, if among other things, the volume weighted average trading price of Tvia's common stock is $7.00 or higher for a period of 20 consecutive trading days.

          Tvia, Inc. intends to use the net proceeds from this private placement to fund the Company's growth.

          The securities sold in the financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

          This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT TVIA

Tvia, Inc. is a fabless semiconductor company which designs and develops an extensive line of flexible, high-quality digital display processors for digital LCD, PDP, HD, SD, and progressive-scan TVs, as well as other broadcast and consumer display products. Tvia owns and operates one of the world's leading independent TV design center providing manufacturers with proven TV system designs, allowing manufacturers to produce and manufacture the highest quality flat-panel television at a significantly lower cost with the shortest time to market. The combination of Tvia's TrueView display processors and leading TV system designs gives Tvia's manufacturing customers the advantage for building the most cost-effective, highest quality display solutions on the market. More information about Tvia is available at www.tvia.com.

Information in this release that involves Tvia's expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release include statements as to Tvia's focus, strategy and progress, Tvia's development of new products, the features and benefits of Tvia's products, and product acceptance and introduction by customers. All forward-looking statements included in this release are based upon information available to Tvia as of the date of this release, and Tvia assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences or risks associated with our business are discussed in the Company's Annual Report on Form 10-K for the year ended March 31, 2006 filed on June 27, 2006, and Form 10-Q for the quarter ended June 30, 2006 filed on August 11, 2006, with the Securities and Exchange Commission ("SEC"), and in other reports filed from time to time with the SEC. These risks include, but are not limited to, the slower than anticipated emergence of the flat panel DTV market, our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner, and the extent and duration of the current economic and business environment.